UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 9, 2008

____________________

Ness Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50954	98-0346908
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Ness Tower, Atidim High-Tech Industrial Park, Building 4, Tel Aviv		61580 Israel
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 972 (3) 766-6800

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On July 10, 2008, Ness Technologies, Inc., a Delaware corporation (the “Company”), issued a press release announcing its entry into a definitive agreement to sell to SAP AG (“SAP”) the Company’s Israeli SAP licensing and maintenance business unit. Under the terms of the agreement, SAP will acquire selected assets related to the distribution, support and maintenance of SAP technology and solutions. The Company will continue to work with SAP as a strategic partner and value-added reseller within the scope of the SAP Gold PartnerEdge program and a system integrator for Israel. The Company will also retain its SAP Academy training center, continuing to support SAP and its customers in the market. The purchase price for these assets is €19.0 million (approximately US $30 million). At closing, €13.0 million (approximately US $20.5 million) will be paid, with an additional payment of up to €6.0 million (approximately US $9.5 million) over the next two years, subject to the satisfaction of certain revenue performance conditions for 2008 and 2009 agreed upon by the Company and SAP. The transaction is expected to close in the third quarter of 2008. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit No.	Description

	99.1	Press Release dated July 10, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NESS TECHNOLOGIES, INC.

Dated: July 10, 2008	By:	/s/ Ilan Rotem
Name: Ilan Rotem
Title: Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated July 10, 2008.